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              (Letterhead of Warburg, Pincus Equity Partners, L.P.)





March 8, 1999




PhyCor, Inc.
30 Burton Hills Boulevard, 4th Floor
Nashville, TN 37215

Gentlemen:

We have requested that the Board of Directors of PhyCor, Inc. (the "Company") consent to the acquisition of additional equity securities of the Company by Warburg, Pincus Equity Partners, L.P. or certain related partnerships (collectively, "Warburg"), and that such acquisitions be approved under the Tennessee Business Combination Act (the "Combination Act"). The purpose of this letter is to set forth our agreement with respect to these matters.

     1. The Company hereby confirms that its Board of Directors (the "Board") has taken all actions necessary to approve (as contemplated by Tenn. Code Ann.
Section 48-103-205, as in effect on date hereof), subject to the terms of this letter, the acquisition of up to 14.99% of the outstanding shares of Common Stock of the Company ("Common Stock"), including any shares of Common Stock beneficially owned by Warburg as of the date hereof ("Permitted Acquisitions").

     2. In consideration of the actions taken by the Board to render the Combination Act inapplicable to Permitted Acquisitions, Warburg and Warburg, Pincus & Co., the sole general partner of Warburg ("WP"), hereby agree that, for a period of two years from the date of this Agreement, neither Warburg nor any Controlled Subsidiary (as defined below) will, directly or indirectly, and WP will not, for its own account, without the prior written consent of the Board:

     (a) acquire any voting securities or direct or indirect rights to acquire any voting securities of the Company in excess of 14.99% of number of shares of Common Stock then outstanding;



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     (b)  make, or in any way participate, directly or indirectly, in any
          "solicitation" of "proxies" to vote (as such terms are used in the rules under the Securities Exchange Act of 1934), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

     (c) make any public announcement with respect to any transaction or proposed or contemplated transaction between the Company or any of its security holders and Warburg, including, without limitation, any tender or exchange offer, merger or other business combination or acquisition of a material portion of the assets of the Company; or

     (d) disclose any intention, plan or arrangement regarding any of the matters referred to in clauses (a), (b) or (c).

For purposes hereof, "Controlled Subsidiary" means any entity as to which Warburg is the beneficial owner of 50% or more of the voting securities or as to which Warburg has the right to appoint a majority of the directors or persons exercising similar authority.

Warburg and WP acknowledge that money damages would not be sufficient remedy for any breach of this Agreement by it and that in addition to all other remedies the Company shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any such breach, and Warburg and WP further agree to waive any requirement for the securing or posting of any bond in connection with such remedy.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules regarding conflicts of laws.

All modifications of, waivers of and amendments to this Agreement must be in writing and signed on behalf of Warburg, WP and the Company.



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Please confirm your agreement with the foregoing by signing where indicated
below and returning to the undersigned a copy of this Agreement.

                                    Very truly yours,

                                    WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                    By: Warburg, Pincus & Co.,
                                        General Partner


                                    By: /s/ Joel Ackerman
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                                    WARBURG, PINCUS & CO.


                                    By: /s/ Joel Ackerman
                                        ---------------------


Accepted and Agreed as of
the date first written above:

PHYCOR, INC.


By: /s/ John K. Crawford
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